Exhibit 3.11

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.coloradosos.gov.

E-Filed

Colorado Secretary of State
Date and Time: 10/22/2023 11:58 AM
ID Number: 20181590379

Document number: 20238102240
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq., §7-110-106 and §7-101-504 of the Colorado Revised Statutes (C.R.S.)

ID number: 20181590379

1. The domestic entity name for the corporation is Trans American Aquaculture, Inc.

2. New entity name: (if applicable) ______

   (The following statement is adopted by marking the box.)

   ☒ This is a Public Benefit Corporation

3. The purposes for which the corporation was formed are
   Aquaculture, Operations

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. *(Optional)* Delayed effective date: ______ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

7. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Thomas	Adam		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

1022 Shadyside Lane
(Street name and number or Post Office information)

Dallas	TX	75223
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

AMD_PCPBC Page 1 of 2 Rev. 4/01/2014

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box and include an attachment stating the name and address of such individuals.) Disclaimer: This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney. AMD_PCPBC Page 2 of 2 Rev. 4/01/2014

ARTICLES OF AMENDMENT TRANS AMERICAN AQUACULTURE, INC. filed pursuant to † 7 - 90 - 301, et seq. and † 7 - 110 - 106 of the Colorado Revised Statutes (C.R.S.) Pursuant to the provisions of Title 7of the Colorado Revised Statutes of the State of Colorado, Trans American Aquaculture, Inc., a Colorado corporation, does hereby amend its Articles of Incorporation. 1. The name of the corporation whose Articles of Incorporation are being amended by these Articles of Amendment is Trans American Aquaculture, Inc., a Colorado corporation. 2. After the filing and effectiveness pursuant to the Colorado Business Corporations Act of these Articles of Amendment the Articles of Incorporation of the Corporation, Article 4 of the Corporation's Articles of Incorporation is hereby amended as follows: (a) By replacing the first Paragraph of Article IV with the following: “The total number of shares of stock that the corporation shall have authority to issue is six billion twenty million, one - hundred and six - thousand, two - hundred and ninety - five (6,020,106,295), consisting of, in part, (i) six billion (6,000,000,000) shares of Common Stock, $0.000001 par value per share, (ii) five thousand (5,000) shares of “Series B Preferred Stock,” $0.000001 par value per share, (iii) one hundred thousand (100,000) shares of “Series C Preferred Stock,” $0.000001 par value per share, and (iv) One - Thousand and Two - Hundred and Ninety - Five (1,295) shares of “Series D Preferred Stock,” $0.000001 par value per share. The balance of the twenty million 20,000,000 shares of preferred stock shall remain undesignated.” 3. The amendment to the Articles of Incorporation of Trans American Aquaculture, Inc., a Colorado corporation, set forth in paragraph 2 above was duly adopted by the Board of Directors of the corporation as of October 20, 2023. The amendment was duly adopted by the shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval. In witness whereof, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on October 20, 2023. TRANS AMERICAN AQUACULTURE, INC. By: Adam Thomas Chief Executive Officer, Chairman